Exhibit 107

CALCULATION OF FILING FEE TABLE

FORM S-8

(Form Type)

Chagee Holdings Limited

(Exact Name of Registrant as Specified in its Charter)

Not Applicable

(Translation of Registrant’s Name into English)

Table 1: Newly Registered Securities

		Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
	Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share(1)	Rule 457(c) and Rule 457(h)	10,932,281(3)	$2.3576(3)	$25,773,945.69	0.00015310	$3,946.0
	Fees to Be Paid	Equity	Class A ordinary shares, par value $0.0001 per share(1)	Rule 457(c) and Rule 457(h)	17,129,068(4)	$32.0(5)	$548,130,176	0.00015310	$83,918.73
Total Offering Amounts					28,061,349		$573,904,121.69		$87,864.73
Total Fee Offsets									$0
Net Fee Due									$87,864.73

(1)	These ordinary shares may be represented by American Depositary Shares (“ADSs”), each of which represents one Class A ordinary share of the registrant (“Shares”). ADSs issuable upon deposit of the Class A ordinary shares registered hereby have been registered pursuant to a separate registration statement on Form F-6 (File No. 333-286358).
(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers such additional Shares or ADSs of the registrant as may hereafter be offered or issued by reason of any share or ADS dividend, share or ADS split, bonus issue, recapitalization or similar transaction effected without the registrant’s receipt of consideration which would increase the number of outstanding Shares or ADSs.
(3)	Represents Shares issuable upon the exercise of the options previously granted under the Public Company Share Incentive Plan (the “Plan”) as of the date of this registration statement. The maximum offering price per share represents the weighted average exercise price of the options which have been already granted and are outstanding under the Plan, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) under the Securities Act. To the extent outstanding awards under the Plan terminate by expiration, forfeiture, cancellation or otherwise without the issuance of such shares of Class A ordinary shares, the shares subject to such awards will, instead, be available for grant under the Plan.
(4)	Represents 17,129,068 additional Shares reserved for future award grants under the Plan. The initial maximum aggregate number of Shares that may be issued pursuant to all awards (including Incentive Share Options as defined under the Plan) is 28,061,349 Shares (such number, as may be increased from time to time according to below, the “Share Limit”). Effective from and after the completion of our initial public offering on April 21, 2025, such Share Limit will be increased automatically on January 1 of a calendar year, if and when the Shares reserved as of December 31 of the immediately preceding calendar year account for less than 1% of the total then-issued and outstanding Shares on an as-converted basis on the same date, as a result of which increase the Share Limit immediately after each such increase shall equal 5% of the then issued and outstanding Shares on an as-converted basis on December 31 of the immediately preceding calendar year. For the sake of clarification, the Share Limit as of the date of this Registration Statement is 28,061,349 Shares. Notwithstanding the foregoing, to the extent any awards granted pursuant to the Registrant’s Plan terminates, expires, lapses or forfeited for any reason, Shares subject to such awards shall also become available to the grant of an award pursuant to the Plan. To the extent that the increased Share Limit exceeds the number of Shares registered on this registration statement, the Registrant will file a new registration statement to register the additional Shares.
(5)	The proposed maximum offering price per share, which is estimated solely for the purposes of calculating the registration fee under Rule 457(h) and Rule 457(c) under the Securities Act, is based on US$32.0 per ADS, the average of the high and low prices for the Registrant’s ADSs as quoted on the Nasdaq Global Select Market on May 9, 2025 and adjusted for the Share-to-ADS ratio.